Exhibit 10.2

iCAD, Inc.

CHANGE OF CONTROL BONUS AGREEMENT

This Agreement, dated as of October 29, 2015, is entered into between iCAD, Inc., a Delaware corporation (the “Company”), and Kevin Burns (the “Executive”).

WHEREAS, the Company desires to enter into this Change of Control Bonus Agreement with the Executive in order to reward the Executive in connection with a Change of Control of the Company under certain circumstances.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. TERM OF AGREEMENT. Subject to the terms and conditions set forth below, this Agreement shall commence as of the date set forth above (the “Effective Date”) and terminate upon the earliest of (a) payment of amounts due hereunder because of a Change of Control; (b) the Executive’s Termination of Employment for any reason prior to a Change of Control; or (c) by mutual agreement of the Company and the Executive.

2. DEFINITIONS. For purposes of this Agreement:

(a) “Change of Control” means: (i) the acquisition of equity interests of the Company by any one person, or more than one person acting as a group, whether through merger, consolidation, restructuring or otherwise, if upon such acquisition, such person or group acquires ownership interests or equity interests of the Company that, together with equity interests already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the ownership interests or equity interests of the Company, or (ii) the sale of all or substantially all of the assets of the Company; if, in either case, as of the closing of such transaction the Market Value of the Company is in excess of $100 million. Notwithstanding the foregoing, a (i) restructuring, merger, or transfer of assets within the Company and its affiliated companies, (ii) change in ownership of ownership interests or equity interests of the Company between only the existing holders of ownership interests or equity interests of the Company in circumstances where the Company remains controlled only by the existing holders of ownership or equity interests of the Company is not intended to be a Change of Control, or (iii) a sale of less than substantially all of the assets (i.e. a sale of a division, operating segment or any portion of the Company’s business), is not intended to be a Change of Control. For the avoidance of doubt, the sale of the CAD business or any portion thereof, or of the therapy business, or any portion thereof, shall not be deemed a sale of substantially all of the assets for purposes of determining whether a “Change of Control” under this Agreement has occurred.

(b) “Market Value of the Company” means the product of (i) the number of shares of the Company’s outstanding equity interests as of the closing of the transaction resulting in a Change of Control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded.

(c) “Termination of Employment” means the Executive’s separation from service with the Company for any reason. Notwithstanding the foregoing, the Executive will not be considered to have a separation from service while the Executive is on military leave, sick leave, vacation or other bona fide leave of absence.

3. CHANGE OF CONTROL BONUS. Upon a Change of Control, the Company shall pay, or shall cause to be paid, to the Executive a lump sum cash payment determined as follows:

(a) In the event that the Market Value of the Company as of the Change of Control is greater than $100 million, but does not exceed $150 million, an amount equal to 1.00% of the Market Value of the Company as of the Change of Control; and

(b) In the event that the Market Value of the Company as of the Change of Control exceeds $150 million, an amount equal to 1.50% of the Market Value of the Company as of the Change of Control.

4. 280G PROTECTION.

(a) Notwithstanding Section 3, in the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, by any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity. It is expressly understood by the parties hereto that this Section 4 replaces the provisions of the Executive’s employment agreement that address the Excise Tax.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Change of Control Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

5. EFFECT OF TERMINATION OF EMPLOYMENT. No benefits will be paid in accordance with Section 3 if the Executive incurs a Termination of Employment at any time prior to a Change of Control. Notwithstanding any other provisions of this Agreement, in no circumstances shall the Executive, on the occurrence of a Termination of Employment, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other.

7. GOVERNING LAW. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the State of New Hampshire, or by a federal court sitting in New Hampshire. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

8. WITHHOLDING. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

9. SECTION 409A OF THE CODE. It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

10. SURVIVORSHIP. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

11. COUNTERPARTS. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Nothing in this Agreement shall be construed to imply that the Executive’s employment is guaranteed for any period of time. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. ENTIRE AGREEMENT. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement.

-Signature Page Follows-

IN WITNESS WHEREOF, intending to be legally bound hereby, the Company has caused this Agreement to be executed by its duly authorized executive and the Executive has executed this Agreement as of the day and year first above written.

iCAD, Inc.

By:
Name:
Title:

EXECUTIVE:

/s/ Kevin Burns